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Conference Call Transcript

CSAR - Caraustar Third Quarter 2006 Financial Results - Live Webcast

Event Date/Time: Nov. 03. 2006 / 9:00AM ET

FINAL TRANSCRIPT

EXHIBIT 99.2

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

CORPORATE PARTICIPANTS

Bill Nix

Caraustar - PAO, VP, Treasurer

Mike Keough

Caraustar - CEO, President

Ron Domanico

Caraustar - CFO, SVP

CONFERENCE CALL PARTICIPANTS

Joe Stivaletti

Goldman Sachs - Analyst

Rich Schneider

UBS - Analyst

Randy Raiseman

Durham Asset Management - Analyst

Bill Hoffman

UBS - Analyst

Chris Chun

Deutsche Banc - Analyst

Mark Wilde

Deutsche Banc - Analsyt

Cheryl Van Winkle

Independence United - Analyst

Larry Clarke

TCW - Analyst

Al Alaimo

Seneca Capital - Analyst

PRESENTATION

Operator

Good day and welcome to today’s teleconference. [OPERATOR INSTRUCTIONS] I will now turn the program over to Mr. Bill Nix. Mr. Nix, you may begin.

Bill Nix - Caraustar - PAO, VP, Treasurer

Thank you. Good morning. Welcome to the Caraustar third quarter 2006 conference call. On the call today are Mike Keough, President and CEO; and Ron Domanico Senior Vice President and CFO. Before we begin the call, I’d like to provide you with our forward - looking disclaimer statement.

The Company’s presentation today contains certain forward - looking statements including statements regarding the expected effect of certain events on the Company’s future operating results. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied of such forward - looking statements. For a discussion of factors that could cause actual results to vary from those expressed or implied in the forward - looking statements, you should refer to the text of the Company’s two press releases issued today regarding these matters and to the Company’s filings of the Securities and Exchange Commission. We have about 20 minutes of prepared comments and then we will open it up for questions. We would expect the call to last approximately an hour. At this time, I’ll turn the call over to Mike Keough.

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NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar - CEO, President

Thank you, Bill, and thank you all for joining us on this morning’s call. Caraustar issued two press releases today. Our third quarter 2006 results and notification that we will restate our previously issued June 30, 2006 financial statements. The restatement involves a change in timing from Q3 to Q2 for the recording of the impairment associated with the July 19, 2006 sale of a portion of our discontinued CRB mill system. Ron will cover that in more detail later in the call. I want to focus on the highlights of the third quarter.

Caraustar reported a loss from continuing operations of $3.8 million or $0.13 a share. This included $2.8 million pretax or $0.06 per share in restructuring and impairment costs. $1.4 million many pretax or $0.03 per share in accelerated depreciation for shut facilities in Mentor, Ohio, which is a Carton plant and tube and core operations in Danville, Virginia to Quincy, Louisiana and Mobile, Alabama. $1 million pretax, or $0.02 per share for charges associated with the divestiture of our tube and core operation in Mexico and $300,000 pretax, or $0.01 per share for expenses related to a fire in the Sweetwater Paperboard mill. This results in a $0.13 loss and $0.12 in offsetting adjustments.

I’m going to share some highlights on the overall dynamics that impacted our quarter and then talk about specifics tied to our key segments. Sales from continuing operations are up 9% Q3 to Q3 and up 7.7% year-to-date. But volume challenges with gypsum facing operations and overall margin squeeze largely led to a disappointing quarter. We ran our mill system at 92.1% in the quarter which is down from 94.6% for the same period last year. Tube and core category tons are up 2.1% for the quarter and up 1.1% year-to-date. The two growth segments for tube and core within Caraustar are our construction tube business led by our innovative product Kolumn Form with Climate Pro and our protector board business. Both segments are growing 20% plus yearly and we will continue to expand both segments with new products and improved distribution. We presently have four protector board locations throughout the country and we will add a fifth in the next six months.

We pointed out last quarter that our folding business continues to successfully consolidate operations. During the quarter, we shifted key customers from two carton plant closures Birmingham, Alabama and Mentor, Ohio in a seamless fashion. Our strategy of operating with fewer carton plants while continuing to service customers with innovative solutions is working as planned. Business is up 10% Q3 to Q3 in this segment and up 4.2% sequentially. Gypsum facing paper fell off considerably during the third quarter with a sizable drop toward the end of the quarter. Wallboard manufactures have clearly pulled back on production due to the overall slowdown and new home construction. For Q3, the numbers from — for Q3, the industry numbers for gypsum facing were off 11% and Caraustar was down 20%. Year-to-date we’re flat but we’re faced with a challenging environment. Keep in mind that our gypsum facing numbers take more of a hit when the market slows because our integrated customers run more tons on their own machines.

We have action plans to run more non-gypsum grades but we will not be full for the foreseeable future. During Q3, PBL balanced up the mix with additional corrugated, medium orders. We’ll continue to attack the shortfall on PBL in this manner, but it is a challenge and these activities will have a P&L impact. We’re in the market for medium tons to balance the mill until gypsum facing strength returns. Specialty converted products were up 1% Q3 to Q3 and relatively flat year-to-date. We recently announced the development of our Bind a Text 45, a product that is a new grade of boxboard to meet the strength requirements and other demanding characteristics of hard bound textbooks, law books, and library binding books. Specialty converted products is a mature business and we will continue to offer innovative products to specialty niches.

In the supplemental data, you’ll see that our mill average selling price was up $28 a ton, quarter over quarter and up $15 sequentially. We also reported that our tube and core average selling price was up $43 a ton Q3 to Q3 and also up $2 a ton sequentially. We announced a $40 a ton URB increase that went into effect on June 26. We’re in the end phase of that price campaign, and we could pick up roughly another $5 per ton in the mill group. We also announced a 6% tube and core increase effective July 31. That will hit in the fourth quarter. We’re encouraged by what we’re booking and we see our tube and core prices up around 35 to $40 a ton in the fourth quarter.

During the second quarter, we highlighted that OCC which is roughly 50% of our secondary fiber mix moved up in the official board market publication from a low of $50 a ton to $100 a ton in a five-month period. We’ve seen a drop as reported in the publication of 35 to $40 a ton in the southeast in the past few months. Our fiber costs, which also include transportation were up $4 a ton Q3 versus Q3, and $11 a ton sequentially. We will see a drop in the fourth quarter as the market dynamics come into play. Average mill energy costs were down $1 a ton Q3 to Q3 and were marginally down sequentially. Ron will add more to my energy comments. I’ll be back for wrap-up comments but now I’d like to turn the call over to Ron Domanico.

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Ron Domanico - Caraustar - CFO, SVP

Thanks, Mike. Good day, everybody. Before I go into the results for the third quarter, I wanted to discuss the restatement of our second quarter 2006 results. The restatement resulted from a reevaluation of the accounting literature pertaining to the treatment of our coated recycle box board mill system which is held for sale and recorded in discontinued operations.

Our CRB system consisted of three mills and was classified as a single disposal group when the decision was made at the end of 2005 to exit that business. An impairment was calculated and booked on December 31, 2005 based on the difference between the book value and the estimated net proceeds. An additional impairment was booked at the end of the first quarter 2006 based on a reduction of the estimated proceeds.

By the end of the second quarter, 2006, management believed that the disposal of the CRB system could be optimized through multiple transactions. Each transaction would result in a gain or an impairment but the cumulative impact would be consistent with the recorded impairment. On July 19, 2006, we completed the sale of the Sprague mill and the sale of the customer list and specific equipment of the Rittman mill. A press release and 8-K were issued to disclose the transaction and its impact. Reevaluation of the interpretation of the accounting literature indicated that the impairment of this sub group should have been recorded in the quarter when management decided to pursue multiple transactions, i.e. the second quarter, and not in the quarter when the transaction actually took place, i.e. the third quarter. As of this date, the Company continues to believe that the expected gain on its remaining CRB assets will offset the $12.2 million loss recorded with the July 19, transaction. When we file the restated 10-Q for the second quarter next week, we will record the additional impairment charge and a related tax benefit in discontinued operations. There will be no cash impact. If you have additional questions concerning the restatement, I direct your attention to the press release and the 8-K issued today.

I now turn to the operating results. Mike mentioned in the third quarter 2006, Caraustar reported a loss from continuing operations of $3.8 million or $0.13 per share. He then explained $0.12 per share of the loss was due to restructuring, impairment costs, accelerated depreciation, the divestiture of our Mexican tube and core operation and the fire in the Sweetwater mill. Last year, in the third quarter 2005, Caraustar reported income from continuing operations of $1.2 million or $0.04 per share. Included in last year’s result was a benefit of $600,000 or $0.01 per share from restructuring that included a gain on the sale of the closed Chesapeake mill, a charge of $600,000 or $0.01 per share for certain retirement benefits, and $500,000 or $0.01 per share in accelerated depreciation for announced facility closures. Favorable variances in the third quarter 2006 versus last year include $4.5 million pretax or $0.10 per share and a $28.4 per ton increase paperboard pricing. $1.5 million pretax or $0.03 cents per share and a $21.3 per ton increase in tube and core margins. $1.2 million or $0.03 per share and higher volumes in recovered fiber and $5.4 million or $0.12 per share in lower net interest expense.

Unfavorable variances include $8.2 million or $0.18 per share and lower equity and income from unconsolidated affiliates. 7.6 million from the loss of standard gypsum and $600,000 from lower earnings on PBL. $1.2 million, or $0.03 per share and lower mill paperboard volume. $1.1 million or $0.02 per share in higher freight. $600,000 or $0.01 per share in higher fiber costs and $1.2 million or $0.03 per share in higher maintenance costs. Finally, $3.4 million or 7% — or $0.07 per share in higher prestructuring and impairment costs.

SG&A in the second quarter of 2006 was $30.1 million in line with prior year. As a percent of sales, SG&A is 12.9% in 2006 versus 14.0% last year. Increases in salaries, wages, healthcare, and pension expenses have been offset by cost take out initiatives. Disciplined initiatives are underway to reduce SG&A by at least 1% of sales per year for the target to achieve the industry mean of SG&A of 10% of sales despite our relatively smaller scale. This will be accomplished through two primary avenues. One, the further consolidation of facilities, i.e., producing the same or greater total volume under fewer rules, two, the prioritization and elimination of tasks function by function and corresponding head count reductions. On the energy front, the pressure abated slightly for Caraustar in the third quarter 2006. Fuel costs in our uncoated mill system went down $1.30 per ton from prior year and $0.50 per ton sequentially from the second quarter. The variance was driven by natural gas prices that averaged $7.50 from Mmbtu in the third quarter 2006, down from 8.30 in the second quarter 2006 and down from $8.61 per Mmbtu a year ago. Fuel costs are expected to be up slightly in the fourth quarter 2006 as seasonal increases from the heating part of the year are partly offset by near capacity storage levels.

Energy has been forward purchased through November and into the beginning of December for our URB. mill system but we are not locked in beyond that. Freight rates were up in the third quarter 2006 as fuel surcharge of $0.295 per mile increased $0.055 from prior year and a $0.005 per mile sequentially from the second quarter. Caraustar ships approximately 6 million miles per quarter. Despite the recent decreases in gasoline prices, we have not seen a corresponding reduction in diesel fuel. It’s too soon to tell, but I would expect that freight costs in the fourth quarter will remain in line with the third quarter.

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Fiber prices were unfavorable in the third quarter 2006. Publication prices for recovered fiber excluding freight for the high southeast OCC went from $50 per ton in February to $100 per ton on July 1. Our delivered fiber costs in the third quarter 2006 increased $3.80 per ton from prior year and $10.70 per ton sequentially from the second quarter. The recent November publication price for high southeast OCC has dropped to $60 per ton. This reduction won’t fully flow through inventory until the first quarter 2007. We should see some fiber cost reduction in the fourth quarter 2006, but the net impact on margins has not been estimated. Caraustar’s fiber requirements are 47% OCC, 30% mixed paper, 50% — 15% DLK, and 6% news. I will now turn it over to Bill to review cash flow, liquidity, debt, and working capital.

Bill Nix - Caraustar - PAO, VP, Treasurer

Thank you, Ron. We’ve included the EBITDA line in the supplemental data sheet which will provide you with the base numbers for the past five quarters as we calculated it for purposes of our senior credit facility. We’ll also provide you with a detailed calculation in the 8-K for today’s conference call.

For the third quarter of 2006, EBITDA was 7 * million and consisted of a pretax quarterly loss of 5.1 million in brackets, tax benefit of 1.6 million in brackets plus interest expense of 4.4 million plus depreciation amortization of 6 million minus income from unconsolidated affiliates of 1.5 million in brackets plus JV dividends of 3 million and non cash restructuring and impairment charges of 1.8 million for a total of 7.0 million. This compares to 20.4 * million for the same period a year ago and 16.0 * million for the second quarter 2006. Primary reasons for the decreases in both instances are lower EBIT from continued operations and decreased cash distributions from joint ventures including standard gypsum which we sold earlier this year. In the fourth quarter 2006, we do not expect any further contributions from our JV PDL, which has our 50% interest.

Turning to cash and available liquidity, we ended the quarter with $4 million of cash as we told you last quarter, we will show minimal cash on the balance sheet going forward as we fund present that cleared daily from the revolver and any excess cash receipts will reduce revolver debt. Our current senior secured credit facility had 812,000 in outstanding bonds at the end of the quarter as well as 32.5 million funded under the term loan portion of the facility. Up to $32.5 million term loan, 5.8 million is current. Availability under the revolver at September 30, 2006 is approximately $78 million. Subsequent to quarter end, we reduced the revolver commitment from 110 million to 100 million to give effect to the sale and disposition of assets which have reduced our borrower base.

Capital expenditures year-to-date September 2006 were 28 million compared to 18 million for the same nine-month period last year. The increases were the result of capitalized ERP costs of 5.5 million and machinery and equipment improvements in the Company’s mill system of 3.7 million. Looking at working capital, we define controllable working capital as inventory plus accounts receivable plus accounts payable. It decreased $4.5 million on a quarter over quarter basis. Also quarter over quarter, our days payable outstanding decreased two days. Days inventory outstanding was flat at 31 days and days sales outstanding decreased 2 days to 36 days. I’ll turn it back over to Mike for closing comments.

Mike Keough - Caraustar - CEO, President

Thank you, Bill. In closing, I’d like to summarize what we’re doing to fix the business. In the last 12 months, we’ve significantly reduced debt. We’ve repurchase all of our senior subordinated notes by monetizing our partnership interest in standard gypsum. On the SG&A front, we’ve worked very hard. As a percent of sales, SG&A was 14.2% in ‘05 through 9 months in 2006, it’s averaging 13.5%. In the last quarter, SG&A was down 12.9%. Ron, I think, clearly highlighted where we are and where we want to go and the activities and structure we have in place to make that take place.

With regard to right sizing, we’re doing the same or more business under fewer roofs. We’ve closed and consolidated Mobile, Alabama to Quincy, Louisiana, Danville, Virginia, Fort Mill, South Carolina and St. Paris, Ohio in our tube and core segment. In our folding carton segment, we’ve successfully transferred our business from Palmer, Massachusetts, Birmingham, Alabama and Mentor, Ohio. And our mill system, we’ve announced recently the shut of Reading, Pennsylvania and we’ve exited the CRB. business. In our press release today, we announced the consolidation of additional seven facilities within converted products to commence in the fourth quarter. These initiatives will generate more than $3 million per year in annual savings and one-time cash costs of 2.3 million and 3.6 million in noncash write-offs. There’ll be more activity in the first half of 2007.

*	See note regarding non-GAAP financial measures and the accompanying reconciliation tables following this transcript.

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Further to right sizing, we have exited the following underperforming businesses. Corrugated packaging in Hunt Valley, Maryland, the solid fiber partition business which included three facilities, contract packaging six facilities, Mexico tube and core and federal transport. We saw that right sizing in the CRB market published price increases of $55 a ton. We’re exploring opportunities to have similar impact within our URB mill system. Keep in mind that the Tama CRB mill is still in our portfolio, still held for sale. We have a very good book of business prices are up and the value of that property has gone up considerably in the last four to five months.

Looking at the fourth quarter, we see the following. Our overall mill volume in October will be up somewhat over September levels, but the fourth quarter is always our softest quarter. Fiber should drift down and mill prices should be firm to slightly moving up. I talked about tube and core in the fourth quarter and we do believe that tube and core prices will move up smartly in the fourth quarter. Unfortunately that’s all I can say about the quarter at this time. If could you please open the call for questions.

QUESTION AND ANSWER

Operator

Certainly, sir. [OPERATOR INSTRUCTIONS] Our first question comes from Joe Stivaletti from Goldman Sachs. Please go ahead, sir.

Joe Stivaletti - Goldman Sachs - Analyst

Hey. I had a few things, and the first one was, Ron, if I could bother you, could you go through those variances again? Because I sort of read them - there were a lot of them and I just wonder if you could read through those again.

Ron Domanico - Caraustar - CFO, SVP

Sure, Joe. This is Ron. I assume you mean the variances in the second quarter?

Joe Stivaletti - Goldman Sachs - Analyst

Yes. The positives and the negatives.

Ron Domanico - Caraustar - CFO, SVP

On the positive side, we had 4.5 million or $0.10 from $28 increase in paperboard pricing. 1.5 million or $0.03 and a 21.3 million per ton in tube and core margins. $1.2 million or $0.03 in higher volume in recovered fiber and $5.4 million or $0.12 in lower net interest expense. That totals $0.28 in favorable variances. We also had $0.34 in unfavorable variances. That included 8.2 million or $0.18 in lower JV earnings and 7.6 of that came from not having standard gypsum in the portfolio and $600,000 came from lower earnings at PBL. 1.2 million or $0.03 in low are mill Paperboard volume. 1.1 million, $0.02 in higher freight. 600,000 or $0.01 in higher fiber costs. 1.2 million or $0.03 in higher maintenance costs and 3.4 million or $0.97 per share in higher restructuring and impairment costs.

Joe Stivaletti - Goldman Sachs - Analyst

Now, that’s very helpful. I just couldn’t catch all of those before.

Ron Domanico - Caraustar - CFO, SVP

I read pretty fast. I apologize.

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Joe Stivaletti - Goldman Sachs - Analyst

Just to clarify, the three items you mentioned in your press release as sort of nonrecurring, the accelerated depreciation, the nonrestructuring charges, Mexico and the fire, those three, that’s up in costs of sales? That’s not in the $2.8 million line item for restructuring?

Ron Domanico - Caraustar - CFO, SVP

It’s not on the $2.8 million line, that’s correct.

Joe Stivaletti - Goldman Sachs - Analyst

Okay. Great. I just wanted to make sure on that. In terms of your assets held for sale, you’ve got on the books there at 23 plus million. Can you just remind us what you’ve got left and where you might stand on that and whether you think that book value is the right kind of range for us to be thinking about in terms of realizations?

Mike Keough - Caraustar - CEO, President

There’s two main components to that, Joe. The first part is the contract packaging operations. We expect to complete the sale of those operations in the current quarter, the fourth quarter, and we have draft agreements on all of those properties. In total, there were six different properties. Some were completed in Q3. The rest will be completed in Q4, based on where the process is at this time. And so we feel very comfortable about that value. The rest and a larger part has to do with the Tama mill. And as Mike mentioned in his closing comments we feel very comfortable that the value of that property has increased over the past two quarters. Primarily due to the balance in supply and demand and the CRB mill system and the increase in prices from publications. We’ve seen the EBITDA of that facility approach $1 million in the current month, so we’re very optimistic that the realization of value for those assets held for sale will be at or above the amounts that we have recorded.

Joe Stivaletti - Goldman Sachs - Analyst

And I guess just when you step back and sort of look big picture, you guys have done a lot of just really major changes of course to your company and the asset base when you - looking forward, do you think that there is a lot more that you can squeeze out in terms of costs and whatnot or have the things you’ve talked about sort of, have you done - you’ve been at it now for a while and I’m just trying to get a handle on whether you think there’s a lot more to go over sort of let’s say the next 24 months?

Mike Keough - Caraustar - CEO, President

We have done a lot of heavy lifting. But we’re in a business that continues to have margin squeeze in a lot of different areas, and some of the segments we’re in are not exactly growing 10, 20% a year. As a team we’re committed to additional cost takeout. What we’re trying to do, we’re really trying to match up where you can squeeze cost out, but ultimately, you have to take care of customers. And so when you take a look at the seven converting operations, we announced in the fourth quarter, we have given a lot of thought to key customers. We’ve given a lot of thought to growing our top line. A lot of thought to distribution, but we do believe going forward, and I think I had it in my comments, that we’ll continue to go down this track. So I would expect further opportunities to take costs out while we do focus on taking care of customers and working to hold on to the book of business we have and grow segments that will make sure that the Company’s in good standing going forward.

Joe Stivaletti - Goldman Sachs - Analyst

Thank you.

Mike Keough - Caraustar - CEO, President

Thank you.

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Operator

Our next question comes from Rich Schneider with UBS Please go ahead.

Rich Schneider - UBS - Analyst

Could you talk a little bit about the dropoff in gypsum facing tons when you dropped at a rate about twice the rate of the industry? Is that just because of your independent status or could you put some color to that?

Mike Keough - Caraustar - CEO, President

Sure. Rich, you nailed it. We have a mixture of integrated suppliers, folks that are in the wallboard business that have their own paper machines. And we have a mixture of customers that are not in the gypsum facing paper business. Historically, what happens when the market really heats up, wallboard is very strong, these integrated companies come to us. So if you take a look at some historical data coming out of Caraustar, you’ll see that we clearly outperform on the upside because they’re coming to us for expansion tons that they can’t provide on their own system.

Conversely, when it turns the other way, at least initially, we get hit harder because what they do when the world slows down, they tend to want to run those tons on their own system. We don’t know quite yet but we do believe that there could be somewhat of an inventory adjustment. We could expect a little bit of bounceback. In fact, when I take a look at our Sweetwater mill and I look at October versus September, our facing business is actually stronger in October than it was in September, but I would, as I said in my comments, facing paper is going to be challenging to Caraustar, another two to three-quarters is our guess, and we’re working on other options on both Sweetwater and PBL.

Rich Schneider - UBS - Analyst

In terms of that view on two to three-quarters, is that looking at when the next gypsum wallboard facility starts up in, I guess, around the second half of next year? Is that how you viewed the timing on there?

Mike Keough - Caraustar - CEO, President

We listened very closely to our customers, and we do take a look at data. If you just take a look at Freddie Mac in terms of housing starts, I think these numbers are correct. In ‘04, new housing starts was right at 1.96 million. ‘05 was at 2.07. The estimate for ‘06 is 1.84 million, and there’s a seven estimate, too of 1.70. Now, you know and I know those numbers do change around. There is a belief by a key customer of ours that the slowdown, actually happened long before it hit us in the third quarter. And that there very well could be a slowdown for the next two quarters, but there could be a soft landing and maybe we’re out of it mid next year.

I think from our perspective, I don’t think we can count on that. I think we have to understand that it’s going to be tough for the foreseeable future. We’ve been faced with that challenge before in the history of this company when it comes to facing. The good news on the facing side, compared to a lot of paper products in this country, if you take a look at gypsum wallboard over the last 25 to 30 years, gypsum wallboard has grown at a rate that’s right at 3.5 to 4% a year. It outpaces - slightly outpaces historically GDP Now if you like at it year by year, you’re going to see corrections. Clearly, we’re in a correction phase right now, but it’s a segment that will come back. It’s a segment that will grow, and the wallboard business will continue to be good to Caraustar from a facing standpoint. But the next couple of quarters are going to be challenging.

Rich Schneider - UBS - Analyst

How do you see yourself tied to the capacity that’s coming onstream? That doesn’t start up, right, until the second half of next year.

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Bill Nix - Caraustar - PAO, VP, Treasurer

When that capacity, Rich, comes on stream, a couple of things are going to take place. If it’s a business, and from a shipment standpoint, and this comes from the gypsum association, shipments of wallboard in ‘04 going down the same path. We’re right at 37.8 billion square feet in ‘05, 39.7 billion square feet. We think the number on an estimated basis will come in right at - the association 38.6. Depending on what happens in ‘07, if you believe the housing start number from Freddie Mac, in ‘07, the numbers are going to drop to closer to 35 billion square feet. When that new wallboard capacity comes on, and I think it’s roughly 15 to 18% new capacity that has been announced, I think depending on where demand is in the marketplace, I think wallboard producers are probably going to shutter their high costs and run their lower costs. There is a direct correlation in terms of the strength of our business with new housing starts. But I think what we’ve said publicly, too, when we take a look and the industry takes a look at, we’re facing or where wallboard goes, 40% goes into new. 40% goes into refurb if you will and 20% goes into commercial. Commercial is pretty strong, the rehab, refurb continues to be strong. The challenge right now is in slowdown with new rousing starts.

Rich Schneider - UBS - Analyst

As you look at this in PBL are the margins holding because it’s sort of a cost push type margin for gypsum, wallboard - I’m sorry, for gypsum facing. Are the margins holding on gypsum facing despite the fact that the volume is dropped off?

Mike Keough - Caraustar - CEO, President

Rich, specific to PBL, I would tell you, and Sweetwater, even with the dropoff, our margins in our gypsum facing product lines remain basically where they are in great markets or in slow markets because a lot of our business, most of our business is really locked in at a margin tied to a publication. Moves up and down with energy and fiber. There’s some other openers. I think the bigger challenge quite frankly, in PBL, as you’re talking about PBL, in the third quarter, we balanced out PBL with medium. And roughly speaking, let’s say that PBL moved from 70, 75% peak facing, 25% medium. Last quarter the number was closer to 50% facing and 50% medium. Now, when you run medium in the third quarter, we had to stretch farther with medium. We had pushed out a lot of that medium to run facing, so what we’re doing right now was scrambling to bring medium back in house.

To further complicate the challenge at PBL, Temple has - Temple did a great job in bringing back that medium business in the third quarter, our partner, as they have historically done. They have monitored the fact they were doing a very good job of selling gypsum facing. And they saw gypsum facing running out. What they have done, they have worked hard to control their own destiny in terms of making their own medium. On a go-forward basis, we’re not going to have the level of medium we’ve had in the past coming from Temple. We will continue to work with Temple for medium inside their are system. We’ll work with their sales organization to bring medium to PBL because it is a joint venture between both companies but Caraustar will also, and we have been, we will work hard to bring in medium where we’re in the marketplace doing that.

Rich Schneider - UBS - Analyst

Just one final question. From a strategic standpoint, gypsum facing was clearly a focus of the Company and wanting to expand. And it sounded like you were looking at potential expansion in the very near term. How has this changed your views and how does this change the Company’s strategy overall?

Mike Keough - Caraustar - CEO, President

Rich, very good question. We, again, if you take a look at the history of the wallboard business, it’s a product that will grow 3.5 to 4% a year. We’re talking about a correction and it’s clearly going to set us back and it’s a time factor right now. We believe in the business. We believe it will be good to Caraustar, and so we will keep our eye on the ball. I think the challenge at hand in front of us right now is to go back to a number of opportunities we’ve been working on to fill up Sweetwater. And products like specialty book binder grades, some white top grades, some specialty petition grades and we’ve been working on a wax-free liner in medium. I think that’s the challenge at hand, and also making sure that we work on bringing in medium at PBL. But we do believe that wallboard will continue to be made in this country. We don’t think it’s going to be made in China. Someone’s going to need to make the paper. We’re very good at that. We have two assets that are well positioned to do that not only cost-wise but in terms of specialty offerings. So it’s going to be near and dear to our hearts. The reality is the next couple of quarters is going to be challenging in that space.

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Rich Schneider - UBS - Analyst

And you may, push out or rethink the expansions here in the near term?

Mike Keough - Caraustar - CEO, President

No. I think when you take a look at where we are right now, clearly we’re not going to overwhelm the facing capacity inside this company. So I think that’s a fair statement.

Rich Schneider - UBS - Analyst

Great. Thanks.

Mike Keough - Caraustar - CEO, President

Thank you.

Operator

Our next question comes from Randy Raiseman from Durham Asset Management.

Randy Raiseman - Durham Asset Management - Analyst

How are you doing? I just have a couple of quick questions. First is just on the assets held for sale. Just wonder if you could just repeat. So you think you’re going to get, so I know you have it, on book value, 23 $24 million? You think all of that will get done in the fourth quarter? Is that what you had said? I missed that earlier.

Ron Domanico - Caraustar - CFO, SVP

We said of the assets held for sale, there’s two categories. One is the contract packaging assets and the other the remaining CRB assets. What I said was that the contract packaging assets which has a lower book value, those transactions would be completed in the fourth quarter. Mike and his comments said we continue to hold Tama for sale, but he also said the value has continued to increase. Our objective is to maximize the value for our shareholders and so we’re not going to be forced into a quick sale at a submarket value.

Randy Raiseman - Durham Asset Management - Analyst

Okay.

Ron Domanico - Caraustar - CFO, SVP

And we will continue to market that property to get the right price for our shareholders.

Randy Raiseman - Durham Asset Management - Analyst

Have you ever broken out how the book value breaks out between the contract packaging and then the CRB?

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Ron Domanico - Caraustar - CFO, SVP

No, we haven’t.

Randy Raiseman - Durham Asset Management - Analyst

Okay. Just the other question that I have was on the equity and income of unconsolidated affiliates, if I go back to ‘05, is that number basically just the standard, I mean, is that just the PBL and standard gypsum? So if I back out what you say your PBL was for ‘05 then I can isolate what standard gypsum was to get a more apples to apples compare?

Mike Keough - Caraustar - CEO, President

We have two other very small joint ventures. One in a fiber collection JV and another one in a China fiber shipment JV And both of those had less than a $100,000 per quarter impact going back in history.

Randy Raiseman - Durham Asset Management - Analyst

So it’s basically last year was just the PBL and standard gypsum. My last question is, so on the volumes, the one thing that I just - that I’m not seeing here, if pricing was up in most of your - in some of your end markets, why were you guys having trouble selling volume? I would just think if pricing was up, that was driven by the fact that there’s more demand so maybe you can just shed a little more light on that?

Ron Domanico - Caraustar - CFO, SVP

Randy, part of when you take a look at that top line growth, we have brought in more recovered fiber sales in the system that hits that line and I think that’s part of and the margin and recovered fiber is not the same. So that’s part of it.

Randy Raiseman - Durham Asset Management - Analyst

I guess why were this the volumes down so much, I guess is my question?

Mike Keough - Caraustar - CEO, President

The relation between price and volume has probably more to do with cost, import costs, especially energy and fiber had been going up. So we were able to take the price increases. The volume has to do with supply and demand, and basically, we’ve seen a softening certainly in the gypsum facing market, but in some of the other segments as well. Mike mentioned a couple of the segments that were doing very well, construction tubes, for example, up 20%. There are other parts of the market that were down, so pricing driven more by input costs and the ability to pass those on and volume driven by dynamics and supply and demand of the market.

Randy Raiseman - Durham Asset Management - Analyst

Okay. So pricing is not driven by demand, it’s just driven by your guys ability to pass through some of your higher input costs?

Ron Domanico - Caraustar - CFO, SVP

In the current market that’s correct. When there is a perfect balance between supply and demand, then you will see more of a price impact when demand picks up, prices will go up. But until we have the type of discipline in the URB market that’s been able to generate in the CRB market, it will be more of the dynamic where input costs are the main explanation for price changes.

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Randy Raiseman - Durham Asset Management - Analyst

Thank you very much.

Mike Keough - Caraustar - CEO, President

Thank you.

Operator

Our next question comes from Bill Hoffman from UBS. Please go ahead, sir.

Bill Hoffman - UBS - Analyst

Yes, good morning. I wonder if you could talk a little bit about the URB market and what kind of opportunities there are for you to increase your volumes just sort of following on that last question about volumes?

Ron Domanico - Caraustar - CFO, SVP

Sure.

Bill Hoffman - UBS - Analyst

Where you go with it. Is this something you can do in the fourth quarter or do you have to wait until you get into next year to get additional volume some.

Mike Keough - Caraustar - CEO, President

Sure. Bill, when you take a look at URB and URB is really in our bread basket. We talk a lot about gypsum facing paper, but URB clearly is the biggest part of the Company. The URB business is a pretty mature business that I think the key there is finding the right niches inside our own system. I think we’ve done a number of things over the last couple of years and we’ll continue to do that. We’ve talked a little bit about the construction tube business. Inside tube and core in this country textiles have clearly been beaten up pretty good. One thing we did going back to ‘02 with the purchase of the [Smokin Stone] assets, we moved away to a degree from tube and core, and we picked up some geographical reach but we also picked up more access to the film and markets, and we also picked up more in the construction tube business. So inside of tube and core in our own system, we’re going to continue to focus on growth segments.

The protector board, which is edge protectors that segment has been good to us, continues to grow. Sizable numbers were right now citing the fifth location of the Company. That should help on that end. On the call, I talked about Bind a Text 45, which is a new product for Caraustar that meets very demanding specifications for the textbook market, law books. There are a handful of products like that, that we will continue to work at. We have a sizable independent trade, and we sell them from different locations around the country at different grades to meet their demanding needs to help them grow their businesses. So we do see more niche upside in the URB business. Ron talked about the imbalance. It is a segment that continues to be a little bit sloppy. We in this quarter, we took down the Reading mill, which was our smallest mill. It was a profitable mill, it’s always been profitable but we have lower cost mills in our system and we’re just going to base load, and I think that’s going to be part of our strategy. I think you’re going to see more of that not only inside of Caraustar but everybody independently gets to make up their own minds. But if you take a look at the transformation of the CRB business, the strongest book of business we have in the Company right now quite frankly is in Tama. We’ve take that mill up the last couple of years from 150 tons and we’re running closer to 190 right now.

Bill Nix - Caraustar - PAO, VP, Treasurer

Per day.

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Mike Keough - Caraustar - CEO, President

Per day. And with very good margins. We haven’t seen that take place in URB We’re going to continue to match supply to demand inside our own system and do that as best we can. And while we do that, we will be looking for those niche opportunities, growth opportunities that will support the Company.

Bill Hoffman - UBS - Analyst

I guess what I’m trying to get to, though, you’re running at a 92% operating rate today, how quickly can you get that back up to 95% or more?

Mike Keough - Caraustar - CEO, President

I think that when we were on the Street in New York back in September, I think I made the comment that historically there was price power when you were 92%, quite frankly or north. We don’t believe that’s the case today. We think the number is north of 96%. We can’t - we can only protect and do what’s in Caraustar’s best interest. So there’s two ways to get that 92 to 95 or to 98. We can secure more URB business, and that will take the number up, or we can take down further capacity in our system to match up that number. Those are the two options.

Bill Hoffman - UBS - Analyst

Any thoughts which way you end up here?

Mike Keough - Caraustar - CEO, President

I think historically, we’ve done both. If you take a look at our past, Bill, we’ve shut down a host of mills, but we do continue to work on opportunities with specialty grades to grow the top line. I think what happens, we have a number - a handful of mills that really have some real uniqueness, super low costs and we try to run them faster every year. And when you take a look at Reading going down, we’re running those tons in lower cost mills in our system. So I think you’re going to have that natural creep within Caraustar. I think you will see fewer mills going forward but I think you’re going to see continued activity, real focus on the customer, new product offerings and really understanding their particular needs. I think you need to do both.

Bill Hoffman - UBS - Analyst

Thanks. Then shifting to PBL, you said you are running about 50/50 at this point in time. Do you expect to be running 50/50 just with facing and medium in Q4? And/or shifting into even more medium in Q4?

Mike Keough - Caraustar - CEO, President

When I take a look at the - through the third quarter was 50/50, and I would tell you that when we look at our portfolio, gypsum facing customers. We feel that we’re right at 50% and will continue to be right at 50% with facing paper at PBL. I think the bigger challenge, quite frankly, is going to be keeping the medium we have at that PBL mill at the same level. There’s some risks of medium drying up as Temple brings medium inside their own system and then we will ask for their help as a partner to bring more medium our way and ask for their help on the marketplace but we’re in the marketplace right now looking for medium to keep PBL as balanced as possible. There’s some real downside in that in terms of the next couple of months can be choppy in terms of having a full book of medium at PBL.

Bill Hoffman - UBS - Analyst

Thank you.

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Mike Keough - Caraustar - CEO, President

Thank you.

Operator

Our next question comes from Christopher Chun with Deutsche Banc. Please go ahead, sir.

Chris Chun - Deutsche Banc - Analyst

Yes, thanks. First of all, I wanted to ask, at current price levels, can you talk about what your margins are like, on your gypsum facing business compared to what they are on the medium business?

Mike Keough - Caraustar - CEO, President

Historically, the gypsum facing paper has been between 40 and $90 per ton more profitable on a contribution margin. Today, that variance is probably around $50 a ton. Medium is near historic highs relative to the recent past anyway. So I’d say currently, we get about $50 a ton higher margin on gypsum facing paper than we do on medium.

Chris Chun - Deutsche Banc - Analyst

Okay. I have sort of a basic question on tubes and cores. On your press release, you said that your converted tube and core volume was down about 5% year-over-year and then in your supplemental data, it shows that your tube and core tons, I guess, overall, are up slightly? Can you talk about how we reconcile that?

Mike Keough - Caraustar - CEO, President

I don’t remember the declines mentioned in the prepared comments.

Bill Nix - Caraustar - PAO, VP, Treasurer

Chris this is Bill. The overall volume includes mill tons sold to independent - tube and core mill tons sold to independents. The decrease actually occurred in the mill tons that our tube and core converters cut up.

Chris Chun - Deutsche Banc - Analyst

Okay.

Bill Nix - Caraustar - PAO, VP, Treasurer

Little bit of an anomaly there.

Chris Chun - Deutsche Banc - Analyst

Right. Can you talk about what drove the decline in your converted tube and core volume?

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Bill Nix - Caraustar - PAO, VP, Treasurer

Well, we have been out with some price increases. I don’t know if that had anything to do with it. I don’t know whether we can comment further on that or not.

Chris Chun - Deutsche Banc - Analyst

Okay. How about in terms of your income taxes this quarter? I notice that based on your loss the benefit that you got from income taxes it wasn’t very much. Can you talk about that and what kind of an income tax rate you should expect in 4Q and beyond?

Bill Nix - Caraustar - PAO, VP, Treasurer

The tax provision if you look at a combination of the continuing operations and the discontinuing operations, the tax benefit is lower due to a, an adjustment that we had this quarter to true up our 12/31/05 return to the tax provision. You estimate your permanent differences in your provision and when you actually file the return, you sometimes have some differences. So we reduced - we had some permanent items that reduced both book and tax related to Mexico that we won’t realize due to the sale of that entity. The second reason is that we had an increase in state rates this year that further reduced that benefit. That’s why it looks a little light. You should expect going forward pretty much a statutory rate.

Chris Chun - Deutsche Banc - Analyst

Okay. And then finally, in terms of your fiber cost situation, if fiber costs remain where they are today, how much of a benefit in 4Q will you get relative to 3Q?

Mike Keough - Caraustar - CEO, President

I’ll take a shot at that. When I take a look at some early data coming out of October versus, say, the month of September, I think our fiber costs have gone down or improved somewhere in the vicinity of $3. Month over month. October. Now, what’s happened, Christopher, since that’s transpired, I think it hit a couple of days ago, in the southeast fiber has softened another $15. You have to work through inventory. You have to work through the dynamics of the market. If I were a betting man, I would bet that fiber could be down in a range. Ron put up $10. I was going to go with 7. We use hand signals on this end from time to time so we’ll go with a range of $7 to $10 this quarter. I’m closer to 7, Ron’s closer to 10. It really depends on how we work through inventory and how quickly that market drops on the buy side.

Chris Chun - Deutsche Banc - Analyst

Thanks for your help.

Mike Keough - Caraustar - CEO, President

Thank you.

Operator

Our next question comes from Mark Wilde from Deutsche Banc.

Mark Wilde - Deutsche Banc - Analsyt

Hi Mike. Hi, Ron.

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Mike Keough - Caraustar - CEO, President

Hi, Mark.

Mark Wilde - Deutsche Banc - Analsyt

I got three questions. One is just a follow up on that fiber price decline. You mentioned the market just went down another $15. Is that because of the containerboard mills seem to be taking more down time here in the fourth quarter?

Mike Keough - Caraustar - CEO, President

I think what’s happened, I think two things have happened. I think if you go back to the ramp up, Mark, where it ran up pretty quickly, say 50 bucks February, March and by July it was 100 bucks. If you take a look at July, I think buyers overbuilt inventory in July. I think they were full to the brim and they had tons coming their way. So I think inventories continue to be pretty strong, number one, and so there’s pushback from the folks that need secondary fiber in this country. And I think China’s relatively flat. I don’t think there’s a huge - they continue to be very consistent, very good at what they do. But they are not pulling at an accelerated rate. I think those two reasons are driving it down.

Mark Wilde - Deutsche Banc - Analsyt

Second question, the loopback to gypsum facing paper, I’m a little surprised that your volume is down quite so much because I thought that what you’re producing at PBL is really kind of a superior product to most of what is out there right now in terms of your ability to go down in basis weights. So you had just - you might think that even in a down market you would be down a little less because you’ve got the superior product.

Mike Keough - Caraustar - CEO, President

I think that’s a very good question and something we’re attacking in the marketplace. I think part of it ties to this. If you take a look at this ramp up in the wallboard business, it’s been very good. I just kicked the phone. Are you still there?

Mark Wilde - Deutsche Banc - Analsyt

I’m here.

Mike Keough - Caraustar - CEO, President

Okay, great. If you take a look at the ramp up in wallboard, folks in the business have had a very good run, and you had pricing that was north of $200 a ton per - excuse me, $200 per MSF. That number is probably still somewhere about $180 depending on whose system. There’s been somewhat of a drift down and I think wallboard in general compared to lumber has held its head. I think as that number drifts south, and it will, and where it’s going to go, I don’t know. That number will put more pressure on their system. I think folks can run inefficient paper machines when you have still a fabulous number, and I think intuitively people bring back that business and say we’re going to keep that mill running. If that 180 drops to 120, pick a number, wherever it’s going to go, I think there’s going to be more pressure along the line for them to go with a more cost effective sheet based on basis weight. You can dry it quicker. It sets up. I think that’s where the dynamics take place.

Mark Wilde - Deutsche Banc - Analsyt

Okay. A couple of other questions. Can you just comment on that announcement out at National G. that they’re going to put in a new machine that looks to me like that’s essentially they’re kindle following on the same technology that you pioneered up there at PBL.

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Mike Keough - Caraustar - CEO, President

It appears that A, they’ve purchased a machine and based on the press release, they purchased a machine. They’re going to operate that machine, and I think the press release speaks to installation in December of ‘09 from memory. And I could be a little bit off on that date. That machine will go into a spot and then they will take out their old machine. So yes, it appears that they will be doing it. The machine will not be what PBL is. It’s going to be a three-out machine. PBL is a five-out machine. So from a capacity standpoint it’s clearly smaller.

Mark Wilde - Deutsche Banc - Analsyt

And Mike, one other thing on facing paper. The whole gypsum wallboard business seems to have gone more and more to these kind of 9 and 10 foot sizes. Has that created any issues at either of the two mills in terms of optimal trim?

Mike Keough - Caraustar - CEO, President

I will give you an answer but I’ll give you a call back with our expert Randy Foster. I have not heard of any complications. We think our machines do trim well. Both PBL and Sweetwater -

Bill Nix - Caraustar - PAO, VP, Treasurer

It’s not a length issue, it’s more of a width issue.

Mark Wilde - Deutsche Banc - Analsyt

Yes.

Mike Keough - Caraustar - CEO, President

I haven’t heard anything about that, so I would say no, but let me speak to Randy and give you a call back.

Mark Wilde - Deutsche Banc - Analsyt

Okay. One other question. That is about China. There was the story out earlier this week that the Chinese government is going to no longer provide a - provide the tax refund on Paperboard and paper made from recycled fiber. And I’m just curious about what effect you think that might have on both the waste paper market and on the potential of the Chinese to export more recycled box board because I think there’s been concern about these new Chinese board machines putting more tonnage into the export market. It would seem to me this would raise their cost structure.

Mike Keough - Caraustar - CEO, President

Mark, I think it definitely will, but many things in China - I had an office in Beijing for a year when I was with Nabisco. It’s a wait and see. It’s not a central government the way the West operates. There’s a lot of regional governments, and what they say and how long it takes to implement are two very different things. I think the basic dynamic is true. If there was a risk from competitive products for Caraustar being imported from China, I think that risk has declined based on the elimination of the tax refund. So I guess that’s marginal good news, but with China, it’s a wait and see.

Mark Wilde - Deutsche Banc - Analsyt

Yes. Are you guys seeing much - are you seeing any imports of, like, duplex board into the U.S. right now from China?

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Mike Keough - Caraustar - CEO, President

I think from time to time you will see product that will hit the Coast. In fact, I was in Los Angeles at a tube and core customer of ours, and I did see some Taiwanese fill a stock for tube and core. And we openly talked about it with this customer. I think from time to time you’re going to have mills that can reach Long Beach, and - but we haven’t seen that type of grade deep in the United States and I would tell you it’s a very, very inferior grade and they have to pick and choose, it’s a dirty grade. They have to pick and choose where it’s going to go. Just doesn’t have the strength characteristics. Historically what I’ve seen in the paper industry, unless you’re selling a real high value, high priced product, you’re more high spotting. You’re touching the coast from time to time be it spanish medium. They’ll come in and they’ll go out. Unless something really changes right now, we’re not overly concerned and Ron’s comment about the tax refund, it appears that it’ll make their lives a little bit tougher.

Mark Wilde - Deutsche Banc - Analsyt

Final question. Just so that I understand this. The situation out at PBL is that as Temple produces more of its own medium at its own facilities, you’re going to be responsible for marketing whatever proportion of the medium that comes out of that mill as allocated to you rather than being able to just move it through Temple’s converting system. Am I reading that correctly?

Mike Keough - Caraustar - CEO, President

Yes, but let me add a little more color. Temple has been a very good partner and Temple, we believe, is going in the direction to control their own destiny when it comes to medium. And so we will be doing two things, three things. There still could be medium orders that make sense for us to run for them in the joint venture, number one. Number two, they have a sales and marketing organization that does market medium and they have been doing it for quite sometime and so we will work with them in this joint venture to source those opportunities, but as we run into a shortfall, will Caraustar look for other relationships and other contacts and help market a world class lightweight 23 pound cheap? The answer’s yes.

Mark Wilde - Deutsche Banc - Analsyt

And are you having to go out and, like, hire a salesperson or anything like that, Mike?

Mike Keough - Caraustar - CEO, President

I would tell you that we have a person in place that heads up our facing business, and we’ve had contacts through the years because it is a superior lightweight sheet. We’ve trialed it in a number of operations. We’re not intending to build a sales organization but we are intending with the help of Temple and our own folks to make sure we keep PBL full. But I think we said it earlier, we could hit some head winds with that, and it’s going to take some scrambling. I think we’ll know more in the next 60 to 90 days.

Mark Wilde - Deutsche Banc - Analsyt

Very good. That’s good clarification. Thanks, Mike.

Mike Keough - Caraustar - CEO, President

Thank you, Mark.

Operator

Our next question comes from [Cheryl Van Winkle] with Independence United. Please go ahead.

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Cheryl Van Winkle - Independence United - Analyst

Yes, hi. I had a couple questions. I was trying to make sure I understood how liquidity works because it seemed like there were two, I thought I saw different information in your press release than what you said on the call. So I guess just starting with what is the total size of your bank line?

Ron Domanico - Caraustar - CFO, SVP

Cheryl, we reduced the commitment from 110 million to 100 million.

Bill Nix - Caraustar - PAO, VP, Treasurer

On the revolver.

Ron Domanico - Caraustar - CFO, SVP

On the revolver portion of it. There is a term portion that is around 32 million right now.

Cheryl Van Winkle - Independence United - Analyst

Oh, so when you say 145 senior secured credit facility - ?

Ron Domanico - Caraustar - CFO, SVP

We’re	combining those two.

Cheryl Van Winkle - Independence United - Analyst

Right, right. Okay. So the actual revolver was 110, is now 100. Then there’s 12 million of letters of credit on it, and then you had borrowings of - ?

Ron Domanico - Caraustar - CFO, SVP

800,000.

Cheryl Van Winkle - Independence United - Analyst

Oh, oh, I’m sorry, 800,000 on the revolver part. Then you said you had availability of 76?

Ron Domanico - Caraustar - CFO, SVP

Let me see if I can clear this up for you. The commitment is 100 million now. But actually, you can only borrow is 100 million now. But actually, you can only borrow up to the limits that your borrowing base imposes on you, i.e., the collateral that you have to support it. So even though the commitment right now is $100 million, our limit is technically 92 million because that’s the amount of collateral that we have on the asset-based facility. So if you subtract the $12.6 million in letters of credit, the 800,000 outstanding, you should get to an availability of about 78 million.

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Cheryl Van Winkle - Independence United - Analyst

Okay. Got it. Got it. And then the other question I had, now, on the facing volume at PBL, I guess I had the impression that there’s a certain amount of volume that you have sort of where you have a steady commitment. Is there some amount of volume that you have for sure in terms of your arrangement with your PBL customers?

Mike Keough - Caraustar - CEO, President

Yes. We do have a book of business that will continue to be steady, and we don’t see - I think I mentioned before that we were peaking at 70, 75% gypsum facing and right now we’re down to roughly 50% of the capacity of that mill. We do not believe we will go below that number on the facing side. We do have a book of business that will be consistent even in the face of a softened market.

Cheryl Van Winkle - Independence United - Analyst

So you have contracts with customers that require them to buy a certain minimum volume from you?

Mike Keough - Caraustar - CEO, President

We do have some customers in that category, yes.

Cheryl Van Winkle - Independence United - Analyst

And is - do those represent about 50% of capacity or is it more like 25% of capacity?

Mike Keough - Caraustar - CEO, President

I’m not - I’d have to look at it, and we could get back to you on that if we shared that in the past, Ron.

Ron Domanico - Caraustar - CFO, SVP

Our largest customers, though, do not have their own papermaking capacity.

Cheryl Van Winkle - Independence United - Analyst

Okay, so it’s more just - it’s not so much that they have it contractually, it’s just you know they have got to buy it somewhere and why wouldn’t it be you?

Mike Keough - Caraustar - CEO, President

Yes.

Cheryl Van Winkle - Independence United - Analyst

Okay. Okay. Thank you.

Mike Keough - Caraustar - CEO, President

Curtis, we’re over the time limit, but I don’t want to cut off a good question or any question for that matter if you have anybody else in queue. Can you tell us what you have in queue?

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EXHIBIT 99.2

NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Operator

Yes, certainly, we have two individuals in queue. Would you like to take the next question, sir?

Mike Keough - Caraustar - CEO, President

Let’s answer both questions and then why don’t we cut it off after these two individuals.

Operator

Great. Our next question comes from [Larry Clarke] from TCW. Please go ahead, sir.

Larry Clarke - TCW - Analyst

Thanks, guys. Can you tell me what the EBITDA at PBL was for the quarter and what the total volume was there? Yes.

Ron Domanico - Caraustar - CFO, SVP

The EBITDA at PBL on a stand alone basis for the third quarter of 2006 was $6 * million.

Larry Clarke - TCW - Analyst

How much volume did you sell?

Ron Domanico - Caraustar - CFO, SVP

Beg your pardon?

Larry Clarke - TCW - Analyst

Volume?

Ron Domanico - Caraustar - CFO, SVP

The volume in our supplemental data was 42,000 tons of gypsum facing paper, and let me give you the total volume which includes the medium. It will take me just a second.

Larry Clarke - TCW - Analyst

Is there still $50 million debt there at PBL?

*	See note regarding non-GAAP financial measures and the accompanying reconciliation tables following this transcript.

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NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Ron Domanico - Caraustar - CFO, SVP

There is, yes.

Larry Clarke - TCW - Analyst

And Ron, did you give a variance on prices costs and volumes from second quarter ‘06 to third quarter or was that the year on year variance that you gave?

Ron Domanico - Caraustar - CFO, SVP

Year-over-year, Larry. Total volume at PBL in the quarter was 75.7,000 tons.

Larry Clarke - TCW - Analyst

Okay. And it sounds like the challenge for the fourth quarter is really the filling up the medium side of the PBL volume, not necessarily the gypsum side?

Ron Domanico - Caraustar - CFO, SVP

Yes. I would tell you we’re fine through the month of October in terms of a relatively full mill. The challenge kicks in in November and December.

Larry Clarke - TCW - Analyst

Okay. And then is there any way to talk about the variances on prices, costs and volumes from 2Q to 3Q or are those numbers not handy?

Ron Domanico - Caraustar - CFO, SVP

We do. I’m wondering if we could do it offline because of time.

Larry Clarke - TCW - Analyst

That’s fine.

Ron Domanico - Caraustar - CFO, SVP

Okay. Thanks. Larry, will you call me?

Larry Clarke - TCW - Analyst

I’ll get back to you.

Ron Domanico - Caraustar - CFO, SVP

Thank you.

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NOTE: AS A RESULT OF THE TRANSCRIPTION PROCESS, THIS TRANSCRIPT MAY CONTAIN CERTAIN ERRORS AND OMISSIONS FOR WHICH CARAUSTAR INDUSTRIES, INC. IS NOT RESPONSIBLE.

Mike Keough - Caraustar - CEO, President

Was there another question in queue?

Operator

Yes, sir. Our final question comes from [Al Alaimo from Seneca Capital]. Please go ahead.

Al Alaimo - Seneca Capital - Analyst

Yes, hi. This is more of maybe conceptual question trying to understand your kind of need or ability to remain an independent company, you’ve restructured your operations and discontinued some and sold off assets and now you have a relatively small company frankly to be a public company. Your stock had a good run prior to this news now it’s off pretty hard. And you’re in frankly, in some obscure niche businesses. I’m just wondering at what point does your Board start thinking about considering strategic alternatives for your company because it’s kind of odd that you’re an independent company with such a small obscure business. What are your Board’s thoughts on that?

Ron Domanico - Caraustar - CFO, SVP

Well, it’s Ron Domanico, I can’t speak for the entire Board but I will tell you that Mike and I were brought to this company about four years ago to optimize shareholder value. That had no strings attached to it. I will tell you the Board which has had quite a bit of turnover in the last couple of years with certainly a lot of independent intelligent fresh thinking individuals on it, continually consider various alternatives on how to optimize shareholder value. That being said, we’re not going to go into any more detail on what those alternatives are, but the situation that you brought up is there in public for everybody to see. We have made a lot of initiatives towards the transformation. Those are making progress. We feel good about what’s been accomplished but you’re right, we’re sub-billion dollar publicly traded company in a challenging industry, and we as a Board need to consider all alternatives to optimize shareholder value.

Mike Keough - Caraustar - CEO, President

The only thing I would add, Al, is when we get up in the morning, we look at it as an exciting business. These segments that some might view as obscure, there are products that are needed to make wallboard. There are products that are needed to make textbooks stronger. There are products that are needed to carry host products like paper and film. Quite frankly, we’re excited about a bunch of those segments.

Al Alaimo - Seneca Capital - Analyst

I appreciate that. Thank you.

Mike Keough - Caraustar - CEO, President

Thank you. At this point in time, we’re going to call it a morning. And we appreciate everybody’s participation and good questions. Thank you very much.

Operator

This concludes today’s teleconference.

Note Regarding Non-GAAP Financial Measures

This presentation includes reconciliations for the following financial measures:

•	Reconciliation of Caraustar Industries’ Net Cash Provided by (Used in) Operations to EBITDA

•	Reconciliation of Joint Venture Net Cash Provided by (Used in) Operations to EBITDA

These items were discussed on the Company’s conference call held November 3, 2006 regarding its financial results for the three-month and nine-month periods ended September 30, 2006. These items are not financial measures under generally accepted accounting principles in the United States. Because these items are not GAAP financial measures, other companies may present similarly titled items determined with differing adjustments. Accordingly, these measures as presented herein should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included these non-GAAP financial measures because it uses these measures, and believes these measures are useful, in evaluating the Company’s cash position and its ability to generate cash. The following tables include a reconciliation of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations.

Caraustar Industries, Inc.

Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA

(in thousands)

	Q3 2006	Q2 2006	Q1 2006	Q4 2005	Q3 2005
Net cash provided by (used in) operating activities (GAAP)	$7,399	$1,717	$(5,267)	$10,730	$5,763
Changes in working capital items and other	(3,575)	13,686	(9,175)	(8,298)	1,338
Write-off deferred debt costs	0	0	(155)	0	0
Provision for income taxes	(1,609)	(8,521)	43,886	(36,306)	118
Change in deferred taxes	(1,134)	678	(28,804)	36,886	(171)
Interest expense	4,397	7,029	10,096	10,393	10,466
Return of investment in unconsolidated affiliates	1,536	1,384	0	653	2,938

EBITDA (Non-GAAP)	$7,014	$15,973	$10,581	$14,058	$20,452

Premier Boxboard Limited, LLC.

Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA

(in thousands)

Q3 2006
Premier Boxboard Limited (100%):
Net cash provided by (used in) operating activities (GAAP)	$6,511
Changes in working capital items and other	(1,606)
Interest expense	1,055

EBITDA (Non-GAAP)	$5,960